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                                                                   EXHIBIT 24.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 15, 1998, which appears on page 23 of the 1998 Annual Report to Shareholders of Lattice Semiconductor Corporation, which is incorporated by reference in the Lattice Semiconductor Corporation Annual Report on Form 10-K for the year ended March 28, 1998. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Portland, Oregon
December 18, 1998